Exhibit 99.1

         AEP INDUSTRIES INC. ANNOUNCES PRICING OF SENIOR NOTES OFFERING

    SOUTH HACKENSACK, N.J., March 10 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI; the "Company") announced today that it has priced an offering of $175.0 million aggregate principal amount of 7.875% senior notes due 2013 in a private placement pursuant to Rule 144A and Regulation S of the Securities Act of 1933.

    The net proceeds received by the Company from the offering of senior notes, along with borrowings under the Company's existing revolving credit facility, will be used to repurchase all of the $200 million aggregate principal amount outstanding of the Company's 9.875% senior subordinated notes due 2007 and to pay any related fees and expenses.

    The senior note offering is expected to close on or about March 18, 2005.

    The senior notes anticipated to be offered and sold will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

    This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the senior notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.

    AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in eight countries throughout North America, Europe and Australasia.

    Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with availability of raw materials, pricing, volume, cash flow guidance, potential technological changes, fluctuations in exchange rates and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

SOURCE  AEP Industries Inc.
    -0-                             03/10/2005
    /CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer of AEP Industries, +1-201-807-2330, feeneyp@aepinc.com /